                                                                      EXHIBIT 11

                                  KNOLL, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                    PRO FORMA    PRO FORMA
                                          TEN MONTHS   PRO FORMA   THREE MONTHS THREE MONTHS
                            ONE MONTH       ENDED      YEAR ENDED     ENDED        ENDED
                              ENDED      DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                          MARCH 31, 1996     1996         1996         1996         1997
                          -------------- ------------ ------------ ------------ ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income before
 extraordinary item
 (a)....................      $  449       $21,995      $21,743       $  197      $11,638
Extraordinary loss on
 early extinguishment of
 debt...................         --         (5,159)          --           --           --
                              ------       -------      -------       ------      -------
Net income (b)..........      $  449       $16,836       21,743          197       11,638
                              ======       =======
Adjustment of interest
 expense for assumed
 repayment of debt net
 of tax effect..........                                  3,072          768          818
                                                        -------       ------      -------
Net income as adjusted
 before extraordinary
 item (c)...............                                $24,815       $  965      $12,456
                                                        =======       ======      =======
Common stock outstanding
 during the period......       7,291         7,291        7,291        7,291        7,291
Dilutive effect of stock
 options computed in
 accordance with the
 treasury stock method
 as required by SAB 83..          83            83           83           83           83
Conversion of preferred
 shares into common
 shares upon completion
 of IPO.................      27,441        27,441       27,441       27,441       27,441
                              ------       -------      -------       ------      -------
Pro forma weighted
 average number of
 common shares
 outstanding prior to
 shares issued in
 connection with IPO
 (d)....................      34,815        34,815       34,815       34,815       34,815
Shares issued in
 connection with the
 IPO....................       8,000         8,000        8,000        8,000        8,000
                              ------       -------      -------       ------      -------
Pro forma weighted
 average number of
 common shares
 outstanding after
 shares issued in
 connection with IPO
 (e)....................      42,815        42,815       42,815       42,815       42,815
                              ======       =======      =======       ======      =======
Pro forma income before
 extraordinary item per
 share of Common Stock
 (a)/(d)................      $  .01       $   .63      $   .62       $  .01      $   .33
                              ======       =======      =======       ======      =======
Pro forma net income per
 share of Common
 Stock (b)/(d)..........      $  .01       $   .48      $   .62       $  .01      $   .33
                              ======       =======      =======       ======      =======
Pro forma as adjusted
 income before
 extraordinary item per
 share of Common Stock
 (c)/(e)................         N/A           N/A      $   .58       $  .02      $   .29
                              ======       =======      =======       ======      =======